UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  October 5, 2017

QS Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23902 FM 2978 Tomball, Texas	77375
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 845-3581

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 193 3 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240. 12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07          Submission of Matters to a Vote of Security Holders

The Registrant solicited the written consent of its stockholders on August 9, 2017, to approve a proposal to amend Registrant’s Articles of Incorporation to increase Registrant’s authorized shares of common stock from 300 million to 500 million and to create a new class of preferred stock and authorize the Registrant to issue up to 100 million shares of preferred stock (the “Proposal”), requiring approval of a majority of Registrant’s issued and outstanding shares of common stock.

The Registrant closed its consent solicitation on October 5, 2017, at which time the Proposal was approved by the written consent of a majority of Registrant’s issued and outstanding shares of common stock.

230,914,605 shares of Registrant’s common stock were entitled to vote on the Proposal as of the record date of August 7, 2017. The following summarizes consent results for the Proposal:

Proposal to amend Registrant’s Articles of Incorporation to increase Registrant’s authorized shares of common stock from 300 million to 500 million, and to create a new class of preferred stock and authorize the Registrant to issue up to 100 million shares of preferred stock.

For:	Against:	Abstain:
123,487,021	2,425,488	333,076

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2017	QS ENERGY, INC.
	By:	/s/ Michael McMullen
	Name:	Michael McMullen
	Title:	CFO